U.S. Shipping Partners L.P. Reports First Quarter 2008 Financial Results and Declares Distribution of $0.45 per Common Unit

EDISON, NJ -- 05/12/2008 -- U.S. Shipping Partners L.P. (NYSE: USS) (the "Partnership") today reported its results for the first quarter ended March 31, 2008.

The Partnership had voyage revenue of $51.5 million, operating income of $0.5 million and a net loss of $5.8 million for the three months ended March 31, 2008 compared to voyage revenue of $42.1 million, operating income of $10.4 million and net income of $5.7 million for the same period in 2007.

Certain items affected comparability of results across both periods. In 2008, the Partnership's financial results were unfavorably impacted by a non-cash impairment charge of $5.7 million related to the adjustment of the fair value of the construction in progress of the fifth Articulated Tug Barge unit ("ATB") to zero, while 2007 results were favorably affected by a $3.5 million contract settlement. Excluding these items, 2008 operating income would have been $6.2 million and net loss would have been $0.1 million, and 2007 operating income would have been $6.9 million and net income would have been $2.3 million.

Earnings before interest, taxes and depreciation and amortization and other non-cash expenses ("Adjusted EBITDA"), a non-GAAP measure, were $17.7 million for the three months ended March 31, 2008 compared to $19.5 million for the comparable period in 2007.

The Partnership declared a distribution of $0.45 per common unit in respect of the first quarter payable May 21, 2008 to unitholders of record as May 16, 2008. Consistent with the previously disclosed request of the holder of the subordinated and general partner units, the Partnership did not declare a distribution on its subordinated units and general partner units for the first quarter in order to allow the Partnership to retain the cash for working capital purposes; to increase reserves available for payment of future quarterly distributions on its common units; for the completion of its capital construction program; and to strengthen coverage with respect to the financial covenants under the Partnership's credit facility in future periods.

The Partnership is in compliance with all its financial covenants as of the end of the first quarter of 2008. However, the Partnership's earnings before interest, taxes and depreciation and amortization ("EBITDA") and liquidity have come under increasing pressure due to the current difficult market conditions discussed further below, and unless there is a significant improvement in utilization of, and charter rates for, the Integrated Tug Barge units ("ITBs") and a resumption of growth in the Partnership's chemical business, and/or an amendment to the Partnership's financial covenants, it is possible that the Partnership will fall out of compliance with certain financial ratio covenants under its senior credit facility measured at the end of the second quarter and likely that the Partnership will fall out of compliance with these same covenants measured at the end of the third quarter, although the Partnership expects to have sufficient cash resources to service its debt. If the Partnership is not in compliance with its financial covenants, the lenders have a number of remedies, including not permitting the Partnership to make distributions on its common units until the Partnership is again in compliance, although any unpaid distributions on the common units will continue to accrue.

The Partnership announced that it has retained Greenhill & Co., LLC and Jefferies & Company, Inc. to assist it in exploring a number of strategic alternatives, which could include, among other things, a recapitalization of the Partnership, the sale of new equity and other ways to increase liquidity and strengthen the financial resources of the Partnership.

"We are facing difficult current market conditions. Demand in the spot market has recently deteriorated significantly due to overall declining economic activity and decreased demand for the domestic coastwise transportation of petroleum products. Additionally, refinery utilization has declined considerably, fuel prices for operating our vessels are at record levels and increased industry capacity from newbuilds is serving the Jones Act market," said Paul Gridley, U.S. Shipping Partners' CEO. "Due to these market shifts, the ITBs have recently incurred idle periods greater than, and charter rates below, our previous expectations. Additionally, we have observed modest decreased demand for the domestic coastwise transportation of chemical products served by our chemical transporting vessels, which we believe is due to our customers working off inventory levels."

"The current spot market in which our ITBs operate is significantly more challenging than we had expected. Although current market conditions are difficult, and we cannot give assurances as to future developments, we remain confident in our long term plan for the Partnership's vessels, particularly the new ATBs coming on line later this year. These new vessels will enable us to operate at lower cost and compete more effectively for a wider range of transport business, and we expect our currently available resources will enable us to sustain our strong relationships with customers and suppliers," said Mr. Gridley.

Three Months Ended March 31, 2008

Voyage revenue was $51.5 million for the three months ended March 31, 2008, an increase of $9.4 million from $42.1 million for the three months ended March 31, 2007. Revenues are affected by several factors, such as the mix of charter types; the charter rates attainable in the market; fleet utilization and other items such as fuel surcharges. Certain charters, including contracts of affreightment and consecutive voyage charters generally provide for fuel escalation charges, but do not protect the Partnership fully when the price of fuel increases. These charges generally increase revenue, but only serve to offset the increase in fuel expenses.

For the quarter ended March 31, 2008, the ATB Freeport, which was placed in service in July 2007, contributed $4.2 million (including $1.0 million in fuel surcharges) to revenues. Fuel surcharges on the remaining fleet increased revenues by $2.4 million. The change in the mix of charter types decreased revenues by approximately $1.7 million (with a corresponding decrease to voyage expenses of approximately $1.5 million) as one of the ITBs was on a short-term time-charter during the first quarter of 2008. The increase in days worked (due to 2008 being a leap year), increased charter rates and the recording of 100% of the revenue related to the Partnership's first grain charter increased revenues by approximately $4.5 million. First quarter results included revenue from a single voyage by the ITB Philadelphia commenced in December 2007 to transport grain from the U.S. to Africa for various humanitarian organizations. As the Partnership was required to bag all of the grain following discharge and transport a portion via truck to points inland, no voyage revenue or voyage expenses were recognized until the grain was delivered to its final destination in February 2008.

During the three months ended March 31, 2008, voyage expenses increased by $6.2 million over the prior year due to the addition of the ATB Freeport, which contributed $1.5 million in voyage expenses, offset by a reduction in voyage expenses of approximately $1.5 million due to an ITB being on a short-term time charter, and increases in fuel, port, commission and other costs on the remaining fleet of approximately $6.2 million. Approximately $1.8 million of this increase related to the reimbursed costs of the grain voyage completed by the ITB Philadelphia during the first quarter of 2008 and $3.5 million of this increase related to increased fuel costs, which were partially offset by the $2.4 million of increased fuel surcharge revenue.

During the three months ended March 31, 2008 vessel operating expenses increased $2.1 million from the first quarter of 2007, primarily due to the addition of the ATB Freeport, which increased vessel operating expenses by $1.3 million. Additionally, crew wages and benefits increased by $0.9 million as a result of new collective bargaining agreements. These increases were offset by a $0.1 million net decrease in all other vessel operating expenses.

General and administrative expenses increased $0.2 million in the three months ended March 31, 2008 compared to the same period in 2007. An increase in professional fees of $0.5 million was partially offset by a decrease in wages and benefits of $0.3 million.

During the three months ended March 31, 2008, depreciation and amortization expense increased by $1.5 million from the same period in 2007. The increase is primarily due to additional amortization of drydock expenditures of $1.1 million, principally resulting from drydocks completed in 2007, and $0.8 million attributable to the addition of the ATB Freeport. These increases to depreciation and amortization expense were offset by a decrease of $0.4 million resulting from an adjustment to the values assigned to the vessels in the original purchase of the ITBs due to net payments made to the Partnership under the Hess Support Agreement, which were considered an adjustment to the original purchase price.

Other expense in the three months ended March 31, 2008 includes an impairment loss of $5.7 million. The Partnership previously entered into contracts to construct four additional ATB units similar to the ATB Freeport, each of which is specified to have a carrying capacity of approximately 156,000 barrels at 98% of capacity. However, the Partnership has the option to cancel the fifth ATB unit prior to June 30, 2008. While the Partnership has obtained financing for construction of the second, third and fourth ATB units, it has not obtained financing for the fifth ATB unit. Based on current market conditions, the Partnership expects to exercise the cancellation option for the fifth barge in June 2008, and it does not expect to exercise its option to construct the fifth tug, although it continues to pursue charters for the operation of, and financing for the construction of, the vessel. Accordingly, the Partnership has assessed the fair value of the construction in progress of the fifth ATB unit at zero, resulting in a non-cash impairment charge of $5.7 million. For the three months ended March 31, 2007, a $3.5 million contract settlement was paid to the Partnership, resulting in other income for the period.

Interest expense increased by $1.0 million for the three months ended March 31, 2008 compared to the same period in 2007 due primarily to increased borrowings. Interest income earned by the Partnership decreased by $1.6 million, due primarily to reduced balances in the Partnership's restricted cash accounts as funds were released in connection with the construction of the ATBs and the tankers being constructed by the joint venture entered into by the Partnership in 2006 to construct new product tankers (the "Joint Venture"). The restricted cash accounts consist of two escrow accounts which were established as part of the Partnership's 2006 debt and equity financings to fund the construction of three new ATBs and the Partnership's remaining committed equity contributions to the Joint Venture. Interest income will continue to decrease as funds in these escrow accounts are used to fund the construction of the three new ATBs and the Partnership's equity contributions to the Joint Venture. The Partnership recorded gains on derivative financial instruments of $0.7 million and the Joint Venture recorded losses of $0.3 million on derivative financial instruments during the three months ended March 31, 2008.

The net loss per basic and diluted limited partnership unit for the three months ended March 31, 2008 was $0.31 compared to net income per basic and diluted limited partnership unit of $0.31 for the three months ended March 31, 2007.

Adjusted EBITDA decreased by $1.8 million to $17.7 million for the three months ended March 31, 2008 from $19.5 million for the comparable period in 2007. The decrease was primarily due to increases in vessel operating expenses, voyage expenses and general and administrative expenses of $2.1 million, $6.2 million and $0.2 million, respectively, offset by an increase in voyage revenues of $9.4 million. Additionally, Adjusted EBITDA for the 2008 period reflects a $0.4 million net gain on derivative financial instruments recorded by the Partnership and the Joint Venture and $0.4 million of noncontrolling interest in the loss of the Joint Venture. Adjusted EBITDA for the 2007 period reflected a $3.5 million contract settlement. Adjusted EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Distributable Cash Flow

Distributable cash flow ("DCF") for the three months ended March 31, 2008 was $9.1 million, or 1.78 times the cash distribution of $5.1 million declared on the common units in respect of the period. DCF for the quarter would have been 1.08 times the distributions that would have been paid if a distribution had been made on all outstanding common, subordinated and general partner units in respect of the first quarter of 2008. As permitted by the Partnership agreement, the calculation of DCF includes two addbacks for financing costs incurred relative to the Partnership's construction projects. The distribution addback represents the distributions on units issued to finance the funding of the Partnership's commitment to the Joint Venture entered into by the Partnership in 2006. The additional interest adjustment is attributable to interest expense incurred on borrowings used to fund the construction of three ATBs. DCF varies from quarter to quarter based on the timing of drydocks. DCF is a non-GAAP financial measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Earnings Conference Call

We have scheduled a conference call for Tuesday, May 13, 2008 at 8:30 am Eastern Time, to review the Partnership's first quarter results. Dial-in information for this call is 1-800-435-1261 (Domestic) and 1-617-614-4076 (International). The participant passcode is 50780584. The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, petrochemical and commodity chemical products, in the U.S. domestic "coastwise" trade. The Partnership's existing fleet consists of eleven tank vessels: six integrated tug barge units; one product tanker; three chemical parcel tankers and one ATB that was delivered in June 2007 and entered service in July 2007. The Partnership has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Partnership having one of the most modern fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles. However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements. The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners. The calculation of distributable cash flow is detailed in the table below. Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC and include, among other things, future charter rates, demand in the spot market for vessels and timely and on-budget delivery in the second half of 2008 of two ATBs currently under construction.

                        U.S. Shipping Partners L.P.
                  Consolidated Statements of Operations
           (in thousands, except for per unit data) (unaudited)

                                                      For the Three Months
                                                              Ended
                                                            March 31,
                                                      --------------------
                                                        2008       2007
                                                      ---------  ---------

Voyage revenue                                        $  51,504  $  42,082
                                                      ---------  ---------
Vessel operating expenses                                17,021     14,918
% of voyage revenue                                        33.0%      35.4%
Voyage expenses                                          13,679      7,437
% of voyage revenue                                        26.6%      17.7%
General and administrative expenses                       3,994      3,765
% of voyage revenue                                         7.8%       8.9%
Depreciation and amortization                            10,504      9,048
Other expense (income)                                    5,787     (3,486)
                                                      ---------  ---------
  Total operating expenses, net                          50,985     31,682
                                                      ---------  ---------
  Operating income                                          519     10,400
  % of voyage revenue                                       1.0%      24.7%
Interest expense                                          7,891      6,917
Interest income                                          (1,040)    (2,675)
Net gains on derivative financial instruments              (442)         -
                                                      ---------  ---------
  (Loss) income before income taxes and
   noncontrolling interest                               (5,890)     6,158
Provision for income taxes                                  292        420
                                                      ---------  ---------
  (Loss) income before noncontrolling interest           (6,182)     5,738
Noncontrolling interest in Joint Venture losses             404         11
                                                      ---------  ---------
  Net (loss) income                                   $  (5,778) $   5,749
                                                      =========  =========

General partner's interest in net (loss) income       $    (116) $     115
Limited partners' interest in:
  Net (loss) income                                   $  (5,662) $   5,634
  Net (loss) income per unit - basic and diluted      $   (0.31) $    0.31
  Weighted average units outstanding - basic and
   diluted                                               18,234     18,234

                          U.S. Shipping Partners L.P.
                       Supplemental Operating Statistics

                                                      For the Three Months
                                                              Ended
                                                            March 31,
                                                      --------------------
                                                        2008       2007
                                                      ---------  ---------
Total fleet
Vessel days                                               1,001        900
Days worked (1)                                             966        893
Drydocking days                                               -          -
Net utilization (1) (2)                                      97%        99%
Average time charter equivalent rate (3) (4)          $  38,436  $  38,796

(1) There were 19 days of unscheduled off-hire in the first quarter of 2008 that were required to complete repairs to one of the engines on the ITB
    Philadelphia damaged enroute back to New York during the grain voyage in February 2008.  As a result days worked is reduced by these days and net utilization is negatively affected.
(2) Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.
(3) Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.  Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.
(4) The 2008 calculations of average time charter equivalent rate include both the revenue and eighteen days worked by the ITB Philadelphia for which no net voyage revenue was recorded in 2007.

                         U.S. Shipping Partners L.P.
     Reconciliation of Non-GAAP Financial Measures to GAAP Measures
                         (in thousands) (unaudited)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and
  Earnings before Interest, Taxes, Depreciation and Amortization and Other
                      Non-Cash Expense (Adjusted EBITDA)

                                                      For the Three Months
                                                              Ended
                                                            March 31,
                                                      --------------------
                                                        2008       2007
                                                      ---------  ----------
Net (loss) income                                     $  (5,778) $    5,749
Adjustments to reconcile net (loss) income
   to EBITDA and Adjusted EBITDA:
Depreciation and amortization                            10,504       9,048
Interest expense, net                                     6,851       4,242
Provision for income taxes                                  292         420
                                                      ---------  ----------
EBITDA                                                   11,869      19,459
Other non-cash expense                                    5,787           -
                                                      ---------  ----------
Adjusted EBITDA                                       $  17,656  $   19,459
                                                      =========  ==========

                          U.S. Shipping Partners L.P.
                          Distributable Cash Flow (1)
                          (in thousands) (unaudited)

                                                         For the Three
                                                         Months Ended
                                                        March 31, 2008
                                                      -------------------
      Net loss                                        $            (5,778)
      Adjustments to reconcile net loss to
       distributable cash flow:
 Add: Depreciation and amortization (2)                            10,968
      Distribution addback (3)                                      1,995
      Additional interest adjustment (3)                            1,860
      Provision for taxes                                             292
      Partnership interest in Joint Venture loss (4)                  269
      Impairment of construction in progress                        5,720
      Loss on sale of surplus equipment                                67
Less: Estimated maintenance capital expenditures (5)                5,225
      Gain on derivative financial instruments                        706
      Income taxes paid                                               380
                                                      -------------------
        Distributable cash flow                       $             9,082
                                                      ===================

      Expected cash distribution in respect of the
       period (6)                                     $             8,382
      Distribution coverage                                          1.08
      Actual cash distribution in respect of the
       period                                         $             5,109
      Distribution coverage                                          1.78

(1) Distributable Cash Flow provides additional information for evaluating our ability to pay the minimum quarterly distributions on outstanding common and subordinated units and the 2% general partner interest.
(2) Includes amortization of deferred financing costs, which is included in interest expense in the Consolidated Statements of Operations.
(3) Our partnership agreement allows us to addback interest paid on debt incurred and distributions paid on equity issued to finance the construction of a capital improvement or replacement asset and paid during the period beginning on the date the Partnership enters into a binding obligation to commence construction of such capital improvement and ending on the date the capital improvement is placed in service, abandoned, or sold.
(4) The income and expenses incurred by the Joint Venture are excluded from the Partnership’s distributable cash flow.
(5) Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent.  This estimate is $20.9 million for 2008.
(6) Represents the total distributions that would have been paid if distributions were paid on both our subordinated and our 2% general partner interest in the first quarter of 2008.

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400